Exhibit 99.1

Polypore International, Inc.
The Gibson Building
11430 North Community House Road
Suite 350
Charlotte, NC 28277
Tel: (704) 587-8409
Fax: (704) 587-8795

www.polypore.net

Polypore Announces Offering of $365 Million of Senior Unsecured Notes

CHARLOTTE, NC — November 10, 2010 — Polypore International, Inc. (NYSE: PPO) announced today the offering of $365 million aggregate principal amount of senior unsecured notes due 2017 to “Qualified Institutional Buyers,” as defined in Rule 144A under the Securities Act of 1933, as amended, and non-U.S. persons outside the United States under Regulation S under the Securities Act of 1933, as amended.

The net proceeds from the offering will be used to fund the repurchase of the Company’s outstanding 8¾% Senior Subordinated Dollar Notes due 2012 (the “Dollar Notes”) and 8¾% Senior Subordinated Euro Notes due 2012 (the “Euro Notes”).  The aggregate principal amount of the Dollar Notes currently outstanding is $150 million (which excludes $75 million principal amount of outstanding Dollar Notes for which the Company has called for redemption on December 3, 2010) and the aggregate principal amount of the Euro Notes currently outstanding is €150 million.

The senior unsecured notes have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.  This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the senior unsecured notes in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification.

About Polypore International, Inc.

Polypore International, Inc. is a global high technology filtration company specializing in microporous membranes. Polypore’s flat sheet and hollow fiber membranes are used in specialized applications that require the removal or separation of various materials from liquids, primarily in the ultrafiltration and microfiltration markets. Based in Charlotte, NC, Polypore

International, Inc. is a market leader with manufacturing facilities or sales offices in ten countries serving six continents. See www.polypore.net.

CONTACT:

Polypore Investor Relations

(704) 587-8886

investorrelations@polypore.net